Exhibit (s)
Calculation of Filing Fee Tables
Form N-2
(Form Type)
Blue Owl Capital Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(	Fee Rate	Amount of Registration Fee(	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)	—	—	—	—
Fees to be paid	Equity	Preferred Stock, $0.01 par value per share (3)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
Fees to be paid	Equity	Subscription Rights (3)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
Fees to be paid	Equity	Warrants (5)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
Fees to be paid	Equity	Debt Securities(6)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)
Fees to be paid	Equity	Units(7)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					—		$—
	Total Fees Previously Paid							$—
	Total Fee Offset							$—
	Net Fee Due							$—

(1)	In accordance with Rule 456(b) and Rule 457(r) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of all of the registration fees In connection with the securities offered hereby, the Registrant, the Registrant will pay the registration fee subsequently on a pay-as-you-go basis.
(2)	An unspecified amount of securities or aggregate principal amount, as applicable, of each identified class is being registered as may from time to time be sold at unspecified prices.
(3)	Subject to Note 1 above, such shares of common stock or preferred stock, or subscription rights to purchase shares of common stock, may be sold separately or as units in combination with other securities registered hereunder.
(4)	Subject to Note 1 above, such shares of common stock may be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock.
(5)	Subject to Note 1 above, such warrants may be sold, from time to time separately or as units in combination with other securities registered hereunder, representing rights to purchase common stock, preferred stock or debt securities.
(6)	Subject to Note 1 above, such principal amount of debt may be sold separately or as units in combination with other securities registered hereunder.
(7)	Subject to Note 1 above, such units may consist of a combination of any one or more of the securities being registered hereunder and may also include securities issued by third parties, including the U.S. Treasury.